Exhibit 16.1

April 2, 2003

Securities and Exchange Commission

Mail Stop 11-3

450 5th Street, N.W.

Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4 of Bolt Technology Corporation’s Form 8-K/A dated March 19, 2003, and filed with the Securities and Exchange Commission on April 2, 2003, and we agree with the statements made therein.

Yours truly,

/s/    Deloitte & Touche LLP

Deloitte & Touche LLP

cc:	Mr. Raymond Soto – President and CEO
Mr. Joseph Espeso – Chief Financial Officer